Exhibit 4.8

FIRST AMENDMENT TO THE

HYPERCOM CORPORATION

LONG-TERM INCENTIVE PLAN

(EFFECTIVE JANUARY 1, 2009)

WHEREAS, Hypercom Corporation (the “Company”) has adopted and currently maintains the Hypercom Corporation Long-Term Incentive Plan (the “Plan”) on behalf of its eligible employees, directors, consultants and advisors;

WHEREAS, Section 15.1 of the Plan provides that the Board of Directors of the Company may amend the Plan at any time;

WHEREAS, Section 409A of the Internal Revenue Code (the “Code”), which became effective as of January 1, 2005, applies to the Plan and certain awards granted pursuant to the Plan;

WHEREAS, the Plan has been and shall continue to be administered in good faith compliance with the requirements of Section 409A of the Code from January 1, 2005 through December 31, 2008; and

WHEREAS, the purpose of this First Amendment is to satisfy the documentation requirements of Section 409A of the Code which are effective as of January 1, 2009.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2009, as set forth below:

1. Section 3.1(e) of the Plan is hereby amended by adding the following sentence to the end thereof:

The Award Agreement for any Award subject to the requirements of Section 409A of the Code may prescribe a different definition of Change of Control that will apply for purposes of that Award Agreement and that complies with the requirements of Section 409A of the Code.

2. Section 3.1(i) of the Plan is hereby amended by adding the following sentence to the end thereof:

The Award Agreement for any Award subject to the requirements of Section 409A of the Code may prescribe a different definition of the term Disability that will apply for purposes of that Award Agreement and that complies with the requirements of Section 409A of the Code.

3. Section 3.1(k)(ii) of the Plan is hereby amended and restated in its entirety to read as follows

(ii) the price as determined by such methods and procedures as may be established from time to time by the Board in compliance with Section 409A of the Code and regulations promulgated thereunder.

4. Section 3.1 of the Plan is hereby amended by adding the following new paragraphs to the end thereof:

(w) “Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i). The identification date for determining whether any employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.

(x) “Termination of Employment” means a “Separation from Service” solely for the purpose of any Award that is subject to the requirements of Section 409A of the Code. With respect to a Participant who is an employee of the Company, the term “Separation from Service” means either (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons, or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii). For this purpose, the term “Affiliate” has the meaning set forth in Treas. Reg. § 1.409A-1(h)(3) (which generally requires at least 50% common ownership).

A Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a Termination of Employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Code Section 409A.

With respect to a Participant who is a non-employee independent contractor or consultant providing services to Company, the term “Separation from Service” means a termination of the individual’s services to the Company due to the expiration of the contract, and if there is more than one contract, all contracts under which the individual performs services, as long as the expiration is a good faith and complete termination of the contractual relationship. With respect to a Participant who is a non-employee member of the Board, the term “Separation from Service” means that he or she has ceased to be a member of the Board.

For purposes of the Plan, if a Participant performs services in more than one capacity, the Participant must have a Separation from Service in all capacities as an employee, member of the Board, independent contractor or consultant to have a Separation from Service. Notwithstanding the foregoing, if a Participant provides services both as an employee and a non-employee, (1) the services provided as a non-employee are not taken into account in determining whether the Participant has a Separation from Service as an employee under a nonqualified deferred compensation plan in which the Participant participates as an employee and that is not aggregated under Section 409A of the Code with any plan in which the Participant participates as a non-employee, and (2) the services provided as an employee are not taken into account in determining whether the Participant has a Separation from Service as a non-employee under a nonqualified deferred compensation plan in which the Participant participates as a non-employee and that is not aggregated under Section 409A of the Code with any plan in which the Participant participates as an employee.

If, at the time of a Participant’s Separation from Service, the Company has any stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six months after the Participant’s Separation from Service (or if earlier than the end of the six-month period, the date of the Participant’s death). Any amounts that would have been distributed during such six-month period will be distributed on the day following the expiration of the six-month period.

5. Section 7.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

(a) Exercise Price. The exercise price per share of Stock under an Option shall be determined by the Board and set forth in the Award Agreement; provided that the exercise price for any Option may not be less than the Fair Market Value of a share of Stock as of the date of grant.

6. Section 8.1(a)(2) of the Plan is hereby amended and restated in its entirety to read as follows:

(2) The grant price of the Stock Appreciation Right as determined by the Board, which shall not be less than the Fair Market Value of one share of Stock on the date of grant.

7. Section 8.1(b) of the Plan is hereby amended by adding the following new paragraph to the end thereof:

As a general rule, the SARs granted under the Plan are intended to comply with the so-called “stock rights” exception to Section 409A of the Code described in Treas. Reg. § 1.409A-1(b)(5)(B). The Board may in its discretion grant a SAR Award pursuant to which a Participant can defer receipt of the cash or Stock payable in exchange for such SARs. Under these circumstances, the SAR Award will be subject to Section 409A of the Code and the Award Agreement must include any provisions needed to comply with the requirements of Section 409A of the Code and regulations thereunder, or an exception to thereto.

8. Section 9.3 of the Plan is hereby amended by adding the following to the end thereof:

Payment for Performance Shares shall be made in the manner and at the time designated by the Board in the Award Agreement and the Award Agreement shall include any provisions needed to comply with the requirements of Section 409A of the Code and the regulations thereunder, or an exception thereto.

9. Section 11.1 of the Plan is hereby amended by adding the following to the end thereof:

Notwithstanding the foregoing, to the extent the Board, in its discretion, grants an award of dividend equivalents with respect to any Option or Stock Appreciation Right, the Board shall not condition the right to receive dividend equivalent amounts, directly or indirectly, upon the exercise of any such Option or Stock Appreciation Right. In addition, the Award Agreement for any grant of dividend equivalents hereunder shall include any provisions needed to comply with the requirements of Section 409A of the Code and the regulations thereunder, or an exception thereto.

10. Section 12.1 of the Plan is hereby amended by adding the following to the end thereof:

The Award Agreement for any Award granted pursuant to this Section 12.1 that is subject to the requirements of Section 409A of the Code shall include any provisions needed to comply with the requirements of Section 409A of the Code and the regulations thereunder, or an exception thereto.

11. Section 13.1 of the Plan is hereby amended by adding the following to the end thereof:

Notwithstanding any provision of this Section 13.1 to the contrary, the Board will not take any action pursuant to this Section that would result in an impermissible acceleration or further deferral of any Award that is subject to the requirements of Section 409A of the Code or that would otherwise cause such Award to be subject to additional tax under Section 409A of the Code.

12. Section 13.2 of the Plan is hereby amended by adding the following to the end thereof:

Notwithstanding any provision of this Section 13.2 to the contrary, the Board will not take any action pursuant to this Section that would result in an impermissible acceleration or further deferral of any Award that is subject to the requirements of Section 409A of the Code or that would otherwise cause such Award to be subject to additional tax under Section 409A of the Code.

13. Section 13.4 of the Plan is hereby amended by adding the following to the end thereof:

The Award Agreement for any Award that is subject to the requirements of Section 409A of the Code shall include any provisions needed to comply with the requirements of Section 409A of the Code and the regulations thereunder, or an exception thereto.

14. Section 13.9 of the Plan is hereby amended by adding the following to the end thereof:

Notwithstanding any provision of this Section 13.9 to the contrary, the provisions of this Section 13.9 shall not result in the acceleration of the time or form of payment of any Award that is subject to the requirements of Section 409A of the Code, except to the extent permitted under Section 409A of the Code and the regulations thereunder. In addition, the Board will not take any action pursuant to this Section that would cause any Award to be subject to additional tax under Section 409A of the Code.

15. Section 14.1 of the Plan is hereby amended by adding the following to the end thereof:

Notwithstanding any provision to the contrary, any adjustment or substitution made pursuant to this Section 14.1 shall be made in a manner consistent with the requirements of Section 409A of the Code and regulations thereunder, to extent they apply, and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code.

16. Section 15.1 of the Plan is hereby amended by adding the following sentence to the end thereof:

Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 16.14.

17. Article 16 of the Plan is hereby amended by adding the following new Section 16.14 as set out below:

16.14 COMPLIANCE WITH SECTION 409A OF THE CODE. Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to Performance Share Awards, Dividend Equivalent Awards and Other Stock-Based Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code. If an Award is subject to Section 409A of the Code, the Award Agreement and this Plan are intended to comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto and the Award Agreement shall include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto. An Award subject to Section 409A of the Code also shall be administered in good faith compliance with the provisions of Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Board. Notwithstanding any provision of this Plan or Award Agreement to the contrary, in the event that the Board determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Board determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code; provided, however, that the Company makes no representations that any Award shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan.

18. This First Amendment shall amend only the provisions of the Plan as set forth herein, and those provisions not expressly amended hereby shall be considered in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its authorized representative on the date set forth below.

Executed this 31st day of December, 2008.

Hypercom Corporation

By:	/s/ Robert Vreeland

Its:	Interim CFO